UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  October 25, 2007

VISUAL MANAGEMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-133936 (Commission File Number)	68-0634458 (IRS Employer Identification Number)

1000 Industrial Way North, Suite C Toms River, New Jersey 08755 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (732) 281-1355

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On October 25, 2007, Visual Management Systems, Inc. (the “Company”) completed its private offering of units consisting of Series A Preferred Stock and warrants to purchase common stock, the initial closing of which had occurred on July 17, 2007 when the Company acquired Visual Management Systems Holding, Inc. in a reverse merger transaction.  A total of 616,000 shares of Series A Convertible Preferred Stock and warrants to acquire 616,000 shares of Common Stock were issued in the private offering.  The shares of Series A Convertible Preferred Stock have a liquidation preference of $2,500 per share and are convertible into a number of shares of Common Stock determined by dividing the liquidation preference by the conversion price of $2.50 per share, which is subject to adjustment to protect against dilution under certain circumstances.  The warrants have an exercise price of $3.50 per share and expire in July 2011.

Total proceeds of the offering after deducting $123,091 of commissions and $112,436 of expenses paid to the placement agent, were approximately $1,538,700.  The Company also issued 61,600 shares of Common Stock and warrants to acquire 61,600 shares of Common Stock as compensation to the placement agent.  The placement agent warrants have an exercise price of $1.75 per share and expire in July 2012.

The Company relied on the exemptions provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder in conducting the offering, which was limited to accredited investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Visual Management Systems, Inc.
(Registrant)

By:	/s/ Jason Gonzalez
Name:	Jason Gonzalez
Title:	President and Chief Executive Officer
Dated:  October 31, 2007